Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the significant operating subsidiaries owned by Susquehanna:

1. Susquehanna Bank, 1570 Manheim Pike, Lancaster, Pennsylvania; a commercial bank and trust company organized under the Pennsylvania Banking Code of 1965.